Exhibit 4.1

Boqii Holding Limited

Number	Class A Ordinary Share(s)

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

Share capital is US$20,000,000 divided into 125,000,000 shares of par value of US$0.16 each; comprising

(a) 93,750,000 Class A Ordinary Shares of a par value of US$0.16 each,

(b) 12,500,000 Class B Ordinary Shares of a par value of US$0.16 each, and

(c) 18,750,000 of a par value of US$0.16 each of such Class or Classes (however designated)

THIS IS TO CERTIFY THAT IS THE REGISTERED HOLDER OF CLASS A ORDINARY SHARES IN THE ABOVE-NAMED COMPANY SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION THEREOF.

EXECUTED ON BEHALF OF THE SAID COMPANY OF THE DAY OF BY:

DIRECTOR